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Exhibit 99.1:     Press Release, dated March 2, 1999, announcing the
                  acquisition of Phoenix Microwave Corporation

STELLEX INDUSTRIES COMPLETES ACQUISITION OF PHOENIX MICROWAVE
AND ANNOUNCES PENDING ACQUISITION

NEW YORK, March 2 /PRNewswire/ -- Stellex Industries completed the acquisition of privately held Phoenix Microwave Corporation of Telford, Pennsylvania. The acquisition was financed through Stellex's existing acquisition facility. Phoenix Microwave is a leading supplier of RF and microwave components, such as ultra linear power amplifiers for both commercial and military applications. Phoenix will become part of Stellex Microwave. Together, the two operations will be a leader in the RF/microwave component and sub-assembly market for commercial, wireless, military and space applications. The combined operations will maintain their existing facilities in California and Pennsylvania.

William L. Remley, Vice Chairman and Chief Executive Officer of Stellex Industries said, "Stellex is very pleased to join these two outstanding operations."

"Gus Kamnitsis, a founder and President of Phoenix will run the combined microwave components operation. This will allow Keith Gilbert, President of Stellex Microwave, to focus on growth opportunities for microwave sub-systems. Stellex Microwave is developing new millimeter wave products for broadband wireless applications to add to its already dominant position in microwave subsystems for radar-guided munitions. We are very excited about the opportunities with Phoenix and Stellex Microwave working together," stated Remley.

Gus Kamnitsis, the CEO of Phoenix said, "The combination of Phoenix and Stellex Microwave components will give the new company the financial resources, technology, and critical mass to take advantage of present and future opportunities in defense electronics, satellite and wireless telecommunications markets."

Stellex also announced today that it has reached an agreement in principle to acquire the assets of Precision Machining, Inc. and certain affiliated entities for an aggregate purchase price of approximately $86.0 million. The acquisition is subject to the finalization of definitive documentation, the receipt of necessary governmental approvals and financing and certain other conditions. Stellex expects to finance the acquisition through borrowings under senior secured credit facilities and the issuance of $20 million of preferred stock. The closing of the acquisition is anticipated to occur in March or April of 1999.

Precision Machining, located in Wellington, Kansas, is a leading manufacturer, with high speed machining capabilities, specializing in the complex machining of aerospace structures and components. Precision will join the existing Stellex Aerostructures Group. Bill Meridith, President and founder of Precision, will continue as President. "Precision complements the existing high speed machining capabilities of Stellex Aerostructures and further enhances our aluminum machining capabilities. Precision also allows Stellex to better address the growing business jet market. It is an operation with an excellent reputation for outstanding quality and we welcome Precision to the Stellex fold," stated Remley.

Stellex Industries, Inc. is a leading provider of highly engineered subsystems and components for the aerospace, defense and space industries. Stellex operates through two primary subsidiaries, Stellex Microwave Systems, Inc., and Stellex Aerostructures. Stellex Microwave is a worldwide leader in the design, manufacture and marketing of fully integrated, proprietary microwave electronic subsystems for radar-guided, tactical missile systems and a broad line of high frequency radio and microwave frequency single function modules. Stellex Aerostructures is a leader in the complex precision machining of turbomachinery components, aircraft hinges and other structural components for the aerospace and space industries and the manufacturing of large complex machined parts and structural sub-assembly components.